===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         KENT ELECTRONICS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                         KENT ELECTRONICS CORPORATION
                             1111 Gillingham Lane
                            Sugar Land, Texas 77478

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            Thursday, July 1, 1999
                           10:00 a.m., Central Time

                                                                   May 28, 1999

Dear Shareholder:

  On behalf of the Board of Directors, you are cordially invited to attend the 1999 Annual Meeting of Shareholders of Kent Electronics Corporation to be held at our offices located at 1111 Gillingham Lane, Sugar Land, Texas 77478, at 10:00 a.m., Central time, on Thursday, July 1, 1999. The Annual Meeting will be held for the following purposes:

  . to elect directors;

  . to ratify the appointment of independent auditors for the fiscal year ending April 1, 2000; and

  . to conduct other business properly brought before the Annual Meeting.

  Only shareholders of record at the close of business on May 13, 1999, will be entitled to vote at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, your vote is important. We urge you to vote, date, sign and return the enclosed Proxy card.

  We look forward to seeing you at the Annual Meeting.

                                          Sincerely yours,

                                          Stephen J. Chapko
                                          Secretary

                         KENT ELECTRONICS CORPORATION
                             1111 Gillingham Lane
                            Sugar Land, Texas 77478

                             ---------------------

                                PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS

                             ---------------------

  This proxy statement is furnished in connection with solicitation of the enclosed proxy by the Board of Directors of Kent Electronics Corporation ("Kent") for use at Kent's 1999 Annual Meeting of Shareholders. The approximate date on which this proxy material is first being sent to shareholders is May 28, 1999.

                                VOTING MATTERS

Common Stock Outstanding and Record Date

  Kent's only class of capital stock outstanding with voting rights is its common stock. The record date for the Annual Meeting is May 13, 1999, and each share of Kent common stock you owned as of May 13, 1999, entitles you to one vote on each proposal presented to the shareholders for action. On May 13, 1999, there were 27,969,508 shares of Kent common stock outstanding.

Quorum

  A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding a majority of the outstanding shares of Kent common stock are present in person or by proxy. Abstentions and broker non-votes are counted as present for establishing a quorum. Abstentions will be counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Vote Required

  Directors are elected by a plurality vote of shares present at the Annual Meeting, meaning that the two nominees who receive the greatest number of votes properly cast in the election of directors will be elected. All proposals other than the election of directors must be approved by an affirmative vote of the majority of shares present in person or by proxy at the Annual Meeting.

  Votes submitted by mail will be voted by the individuals named on the proxy card in the manner you indicate. If you do not specify how you want your shares voted, they will be voted in accordance with management's recommendations. You may change your vote by voting in person at the Annual Meeting or by submitting another proxy that is dated later.

                          THE KENT BOARD OF DIRECTORS

Structure

  Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of shareholders to serve for a three-year term. The two directors that will be elected at the Annual Meeting will be elected to a three-year term expiring in 2002. Kent's other directors are not up for election this year and will continue to serve in accordance with Kent's bylaws.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

Directors Up For Election This Year for Terms Expiring in 2002

  . MORRIE K. ABRAMSON, 64, a co-founder of Kent, has served as Chief
   Executive Officer and a director since 1973 and as Chairman of the Board since 1977. Mr. Abramson also served as President of Kent from 1995 to 1998. Mr. Abramson has been in the electronics distribution business since 1956. Mr. Abramson has also been Chairman of the Board of K*TEC Electronics Corporation ("K*TEC"), Kent's wholly-owned manufacturing subsidiary, since its incorporation in 1983.

  . ALVIN L. ZIMMERMAN, 55, has been a shareholder, officer and director in the law firm of Zimmerman, Axelrad, Meyer, Stern & Wise, P.C. and its predecessor firms since 1984. As a judge, he presided over the 309th Family District Court and the 269th Civil District Court of Harris County, Texas from 1980 to 1984. Mr. Zimmerman has been a Kent director since 1986.

  KENT'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES PRESENTED IN PROPOSAL 1.

Directors with Terms Expiring in 2000

  . TERRENCE M. HUNT, 51, has been an Executive Vice President of Kent and
   President of Futronix Systems since January 1997. Prior to joining Kent, Mr. Hunt founded Futronix Corporation in 1991, and served as its President until it was acquired by Kent in January 1997. Mr. Hunt has been a Kent director since 1997.

  . DAVID SIEGEL, 73, is vice president, director and the founder of Great
   American Electronics, a distribution company serving industrial distributors. Mr. Siegel has been in the electronics distribution business since 1954. Other directorships: Micronetics and Surge Components. Mr. Siegel has been a Kent director since 1990.

Directors with Terms Expiring in 2001

  . MAX S. LEVIT, 64, has been President of Grocers Supply Company, Inc.
   since January 1992. Other directorships: M.D. Anderson Hospital and The University of Texas--Houston Health Science Center. Mr. Levit has been a Kent director since 1995.

  . LARRY D. OLSON, 42, has been Kent's President and Chief Operating Officer since 1998, and has been President of K*TEC since November 1997. Mr. Olson previously served as Kent's Executive Vice President since 1994 and as President of Kent Components since January 1997. Mr. Olson has been a Kent director since 1998.

  . RICHARD C. WEBB, 65, is a founder of Harris Webb & Garrison, a Houston-based investment banking and brokerage firm and a wholly-owned subsidiary of the Pinnacle Global Group. Mr. Webb has been in the investment banking business since 1960 and was a founder of Lovett Underwood Neuhaus & Webb, Inc., a subsidiary of Kemper Securities. Mr. Webb has been a Kent director since 1986.

                         BOARD MEETINGS AND COMMITTEES

  During Kent's last fiscal year, the Board of Directors held seven meetings. All directors attended all of the meetings of the Board of Directors and the committees on which they served in fiscal 1999, with the exception of one director, who missed one Board meeting.

  The Audit Committee reviews with Kent's independent auditors the plan, scope and results of the annual audit and the procedures for and results of internal controls. Present members of the Committee are Max Levit, David Siegel, Richard Webb and Alvin Zimmerman. The Committee held two meetings during fiscal 1999.

  The Compensation Committee is authorized to determine the compensation of Mr. Abramson and to make recommendations to the Board regarding compensation of Kent's other officers. Present members of the Committee are Max Levit, David Siegel, Richard Webb and Alvin Zimmerman. The Committee held four meetings during fiscal 1999.

  The Stock Option Committee is authorized to grant options under, and to otherwise administer, Kent's stock option plans, other than Kent's Amended and Restated 1996 Non-Employee Director Stock Option Plan, which the entire Board administers. Present members of the Committee are Max Levit, David Siegel and Richard Webb. The Committee held four meetings during fiscal 1999.

                             DIRECTOR COMPENSATION

  Board members that are not salaried employees of Kent receive separate compensation for Board service, which may not exceed $50,000 annually. That compensation includes:

   Annual Retainer:    $18,000
   Attendance Fees:    $1,000 for each Board meeting
                       $500 for each Board Committee meeting that is not held before or after a Board meeting
   Committee Chairman
    Stipend:           $2,000 annually
   Stock Options:      7,500 shares annually, plus an additional one-time grant to each non-employee director during fiscal 1999 ranging from 5,000 shares to 11,563 shares.

                              EXECUTIVE OFFICERS

  The following table sets forth the names, ages and positions of the persons who are not directors and who are executive officers of Kent:

          Name           Age                        Position
          ----           ---                        --------
Keith K. Ayers..........  60 Vice President
Frank M. Billone........  54 Executive Vice President and Chief Information Officer
Stephen J. Chapko.......  45 Executive Vice President, Chief Financial Officer,
                              Treasurer and Secretary
William H. Fountain.....  42 Vice President
R. Michael Gibbons......  41 Vice President of Kent and Executive Vice President
                              and General Manager of K*TEC
Richard J. Hightower....  39 Executive Vice President of Kent and
                              President of Kent Components
David D. Johnson........  34 Vice President, Corporate Controller
Mark A. Zerbe...........  38 Executive Vice President of Kent and
                              President of Kent Datacomm

  Mr. Ayers joined Kent in 1976 as a purchasing agent. Since then, he has served in various capacities, including manager of the management information systems. Mr. Ayers currently serves as Vice President and has responsibilities for training, special projects and administrative matters.

  Mr. Billone was appointed Executive Vice President in May 1998 and Chief Information Officer in June 1997. He previously served as Vice President of Information Services--Distribution since joining Kent in January 1996. Prior to joining Kent, he held various information systems positions with General Electric since 1967.

  Mr. Chapko was appointed Executive Vice President, Chief Financial Officer in January 1997. He served as Vice President and Treasurer of Kent since 1989, and he was appointed Secretary in 1993. He joined Kent as Assistant Treasurer in 1987.

  Mr. Fountain has been Vice President since 1987 and is responsible for product management in the distribution operations. He joined Kent in 1980 as a purchasing agent.

  Mr. Gibbons joined Kent in February 1997 as Director of Quality for K*TEC. In January 1998, he was appointed Vice President of Kent and Executive Vice President and General Manager of K*TEC. Prior to joining Kent, Mr. Gibbons was Manager, Product Center Quality at Schlumberger Dowell since 1993 and held various quality and engineering positions with divisions of Schlumberger since 1984.

  Mr. Hightower was appointed Executive Vice President and President of Kent Components in May 1998, and previously served as Vice President and General Manager of Kent Components since November 1997. He joined Kent in 1993 as a General Manager and was appointed Regional Manager in 1995. Prior to joining Kent, Mr. Hightower was a General Manager at Future Electronics since 1990.

  Mr. Johnson was appointed Vice President, Corporate Controller in January 1996. He joined Kent in 1988 as Accounts Payable Supervisor.

  Mr. Zerbe has served as Executive Vice President of Kent since 1994 and became President of Kent Datacomm in January 1997. He previously served as a Vice President of Kent since 1988. Mr. Zerbe joined Kent as a sales representative in 1985.

  Other than as set forth below under the heading "Executive Agreements," the executive officers serve at the pleasure of the Board of Directors.

                     KENT COMMON STOCK BENEFICIALLY OWNED
             BY DIRECTORS, OFFICERS AND FIVE PERCENT SHAREHOLDERS

  The following table shows the beneficial ownership of Kent common stock as of May 13, 1999, unless otherwise specified, by (1) each director, (2) Kent's chief executive officer and the four most highly compensated executive officers during fiscal 1999 (the "Named Executive Officers"), (3) all persons who are known by Kent to own beneficially more than 5% of the outstanding shares of common stock, and (4) Kent's directors and executive officers as a group:

                                       Shares Owned        Total Stock-Based
                                      Beneficially(1)         Holdings(2)
                                     --------------------- ---------------------
         Name and Address             Number       Percent  Number       Percent
         ----------------            ---------     ------- ---------     -------
Morrie K. Abramson.................    934,150(3)    3.3%  1,234,150(4)    4.3%
Stephen J. Chapko..................     47,083(5)      *     117,500(6)      *
Richard J. Hightower...............     22,833(7)      *      52,500(8)      *
Larry D. Olson.....................     97,433(9)      *     221,600(10)     *
Mark A. Zerbe......................     68,633(11)     *     162,800(12)     *
Terrence M. Hunt...................    618,200(13)   2.2%    628,200(14)   2.2%
Max S. Levit.......................     40,938(15)     *      40,938(15)     *
David Siegel.......................     69,313(16)     *      69,313(16)     *
Richard C. Webb....................     52,500(17)     *      52,500(17)     *
Alvin L. Zimmerman.................     79,313(18)     *      79,313(18)     *
Loomis, Sayles & Company, L.P.
 One Financial Center
 Boston, Massachusetts 02111.......  1,813,175(19)   6.5%  1,813,175(19)   6.5%
Schroder Capital Management, Inc.
 787 Seventh Avenue, 34th Floor
 New York, New York 10019..........  1,701,900(20)   6.1%  1,701,900(20)   6.1%
State of Wisconsin Investment Board
 P. O. Box 7842
 Madison, Wisconsin 53707..........  3,087,200(21)  11.0%  3,087,200(21)  11.0%
All executive officers and
 directors
 as a group (15 persons)...........  2,207,362(22)   7.7%  2,961,681(23)  10.1%

--------
*  Less than 1%
(1) The persons listed have the sole power to vote and dispose of shares beneficially owned by them except as otherwise indicated. The calculation of shares that may be acquired upon the exercise of outstanding options as indicated in the footnotes includes options exercisable within 60 days.
(2) The amounts in this column include the equity securities shown in the "Shares Owned Beneficially" column and options that are not currently exercisable within 60 days.
(3) Includes 200,000 shares that may be acquired upon the exercise of outstanding options that have been transferred to trusts for the benefit of Mr. Abramson's children, as to which Mr. Abramson disclaims beneficial ownership. Also includes 5,000 shares held in trust for Mr. Abramson's children, as to which shares Mr. Abramson disclaims beneficial ownership.
(4) Includes 300,000 shares subject to options that are not currently exercisable.
(5) Includes 17,083 shares that may be acquired upon exercise of outstanding options.
(6) Includes 70,417 shares subject to options that are not currently exercisable.
(7) Includes 12,833 shares that may be acquired upon exercise of outstanding options.
(8) Includes 29,667 shares subject to options that are not currently exercisable.
(9) Includes 20,833 shares that may be acquired upon exercise of outstanding options.
(10) Includes 124,167 shares subject to options that are not currently exercisable.

(11) Includes 20,833 shares that may be acquired upon exercise of outstanding options.
(12) Includes 94,167 shares subject to options that are not currently exercisable.
(13) Includes 581,134 shares held by THMJH Family Trust, 5,000 shares held by THMJH Family Partners, Ltd. and 12,042 shares held in trust for Mr. Hunt's children.
(14) Includes 10,000 shares subject to options that are not currently exercisable.
(15) Includes 33,438 shares that may be acquired upon the exercise of outstanding options.
(16) Includes 6,500 shares that are owned by Mr. Siegel's wife. Also includes 50,313 shares that may be acquired upon the exercise of outstanding options, of which 22,500 shares may be acquired upon the exercise of outstanding options that have been transferred to Mr. Siegel's children. Mr. Siegel disclaims beneficial ownership of the options transferred to his children.
(17) Includes 25,000 shares that may be acquired upon the exercise of outstanding options.
(18) Includes 57,813 shares that may be acquired upon the exercise of outstanding options.
(19) As reported in a Schedule 13G filed by Loomis, Sayles & Company, L.P. with the Securities and Exchange Commission on February 10, 1999. Represents shares that may be acquired upon conversion of Kent's 4 1/2% Convertible Subordinated Notes Due 2004.
(20) As reported in a Schedule 13G filed by Schroder Capital Management, Inc. with the Securities and Exchange Commission on February 11, 1999.
(21) As reported on Schedule 13G filed by the State of Wisconsin Investment Board with the Securities and Exchange Commission on April 7, 1999.
(22) Includes 558,412 shares that may be acquired upon the exercise of outstanding options.
(23) Includes 754,319 shares subject to options that are not currently exercisable.

    REPORT OF THE COMPENSATION COMMITTEE AND THE STOCK OPTION COMMITTEE(1)

  The Compensation Committee and the Stock Option Committee (collectively, the "Committees") are both composed entirely of outside directors, and together, the Committees develop and make recommendations to the Board regarding Kent's executive compensation policies. This Report describes Kent's executive officer compensation program and the basis on which the Committees made compensation determinations for Kent's executive officers in fiscal 1999.

  The Committees have designed Kent's executive compensation program based on their belief that executive compensation should reflect the value created for shareholders while supporting Kent's strategic goals. The Committees' goals are to establish a compensation program that:

  . links the interests of management and shareholders;

  . links executive compensation with the short-term and long-term strategic goals and objectives of Kent;

  . rewards outstanding contributions to Kent; and

  . attracts and retains executives of high caliber and ability.
--------
(1) Notwithstanding filings by Kent with the Securities and Exchange Commission ("SEC") that have incorporated or may incorporate by reference other SEC filings (including this proxy statement) in their entirety, this Report of the Compensation Committee and the Stock Option Committee shall not be incorporated by reference into such filings and shall not be deemed to be "filed" with the SEC except as specifically provided otherwise or to the extent required by Item 402 of Regulation S-K.

  For fiscal 1999, that program consisted of base salary, a related bonus program tied to Kent's performance and a stock option program. The Compensation Committee is responsible for the base salary and bonus components of the program, and the Stock Option Committee is responsible for the stock option component of the program. The Committees regularly review the components of Kent's executive compensation program for which they are responsible to ensure that they are consistent with Kent's objectives.

  Base Salary. In determining the appropriate base salaries of Kent's executive officers, the Compensation Committee generally considers the level of executive compensation in similar companies in the industry. In addition, the Compensation Committee takes into account (1) the performance of Kent and the roles of the individual executive officers with respect to such performance, and (2) the particular executive officer's specific responsibilities and the performance of such executive officer in those areas of responsibility. From time to time, the Compensation Committee also confers with third party compensation and employee benefit consultants and reviews published information, in order to acquire competitive information.

  Annual Incentives. The bonus program provides an annual cash bonus to executive officers as a direct financial incentive to achieve and exceed Kent's annual goals. Kent also currently maintains for Mr. Abramson an incentive cash bonus plan (the "CEO Bonus Plan"), which provides that Mr. Abramson's annual bonus will be tied to Kent's achievement of certain budgeted goals as determined by the Compensation Committee. Mr. Abramson did not earn a bonus under the CEO Bonus Plan in fiscal 1999.

  In addition, Kent maintains bonus programs for the Named Executive Officers, pursuant to which they receive cash bonuses based on the achievement of certain targeted goals for the entire company, or for certain divisions of Kent.

  Long-Term Incentives. Kent currently maintains the 1996 Employee Incentive Plan (the "Incentive Plan"), the Amended and Restated 1987 Stock Option Plan, an Executive Vice President of Sales-Distribution Stock Option Plan and Agreement, an Executive Vice President of Operations-Distribution Stock Option Plan and Agreement, a Vice President, Secretary and Treasurer Stock Option Plan and Agreement and a Vice President, Corporate Controller Stock Option Plan and Agreement. These stock option plans link executive officer compensation and shareholder return and enable executive officers to develop and maintain a significant, long-term stock ownership position in Kent's common stock.

  Chief Executive Officer. Kent maintains an employment agreement with Mr. Abramson (the "Employment Agreement"), which provides for Kent's continued employment of Mr. Abramson until March 31, 2001 for a minimum annual base salary and bonus of $950,000. The Compensation Committee believes that the Employment Agreement secures Mr. Abramson's commitment to continue leading Kent over the next two years.

  The Compensation Committee believes that the cash compensation of the chief executive officer ("CEO") should be impacted by Kent's performance. Mr. Abramson, who has served as CEO of Kent since 1973, earned a base salary in fiscal 1999 of $484,126, which the Compensation Committee believes to be below the average of the base salary for chief executive officers of other companies engaged in the same or similar businesses as Kent with comparable qualifications, experience and responsibilities. Mr. Abramson also earned in fiscal 1999 the minimum bonus required under the Employment Agreement.

  Named Executive Officers. Consistent with Kent's compensation program outlined above, compensation for each of the Named Executive Officers, as well as other senior executives, consists of a base salary, bonus and stock options. The Compensation Committee believes that the base salaries for the Named Executive Officers for fiscal 1999 were at levels below competitive amounts paid to executives of other companies engaged in the same or similar businesses as Kent with comparable qualifications, experience and responsibilities. Mr. Zerbe earned his bonus as a result of Kent Datacomm having achieved certain targeted goals. Cash bonuses have been accrued for payment to all other Named Executive Officers as determined at the discretion of the Compensation Committee. In determining the amount of these discretionary bonuses, the Compensation Committee considered, among other things, (1) the strong leadership of the Named Executive Officers in guiding the Company through a difficult business environment, (2) implementation of cost control initiatives and (3) the strategic efforts of the Named Executive Officers to position Kent for a return to performance levels that are more consistent with Kent's historical performance.

  Limitation of Tax Deduction for Executive Compensation. The Committees desire their compensation program to be cost and tax effective. Certain federal tax laws prohibit publicly traded companies from receiving a tax deduction on compensation paid to Named Executive Officers in excess of $1 million annually. Consequently, the Committees continually review all compensation components to maximize corporate tax deductions when feasible and consistent with its employment agreements and annual commitments to the Named Executive Officers.

  Compensation Committee: Max S. Levit, David Siegel, Richard C. Webb and Alvin L. Zimmerman.

  Stock Option Committee: Max S. Levit, David Siegel and Richard C. Webb.

               COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE
                     INTERLOCKS AND INSIDER PARTICIPATION

  No member of the Compensation Committee or the Stock Option Committee had, during fiscal 1999, any relationships requiring disclosure by Kent, except Mr. Zimmerman, who is a shareholder, officer and director of Zimmerman, Axelrad, Meyer, Stern & Wise, P.C., a law firm retained by Kent.

                              COMPENSATION TABLES

  The following table sets forth compensation information for the Named Executive Officers during Kent's fiscal years 1999, 1998 and 1997.

                          Summary Compensation Table

                                     Annual                      Long-Term
                                  Compensation                  Compensation
                                -----------------               ------------
                                                  Other Annual   Securities     All Other
   Name and Principal    Fiscal Salary    Bonus   Compensation   Underlying  Compensation(1)
        Position          Year    ($)      ($)        ($)       Options (#)        ($)
   ------------------    ------ ------- --------- ------------  ------------ ---------------
Morrie K. Abramson......  1999  484,126   532,763   116,862(2)          0        68,241
 Chairman of the Board
  and                     1998  435,741 1,700,268    92,974             0        71,267
 Chief Executive Officer  1997  390,250 1,767,268    44,328       500,000        69,000

Mark A. Zerbe...........  1999  217,100   271,979     8,977        20,000        18,953
 Executive Vice
  President and           1998  193,700   308,034     8,746             0        14,169
 President of Kent
  Datacomm                1997  164,602   110,138     6,875        20,000        13,425

Larry D. Olson..........  1999  305,747   158,383     6,926        50,000         7,357
 President and            1998  206,696   251,719     5,415             0        17,302
 Chief Operating Officer  1997  164,602   110,138     6,474        20,000        16,102

Stephen J. Chapko.......  1999  217,087    75,000     8,396        30,000        14,255
 Executive Vice
  President,              1998  175,006   150,000     8,092             0        13,611
 Chief Financial
  Officer,                1997   99,523   100,000     8,075        20,000         9,804
 Treasurer and Secretary

Richard J. Hightower....  1999  217,068    29,981     6,345        20,000         6,243
 Executive Vice
  President and           1998  125,104   164,650     4,154        10,000        10,923
 President of Kent
  Components              1997  100,893    50,981         0         5,000         7,508

--------
(1) Includes, in fiscal 1999, company matching contributions of $4,569, $4,710, $4,955, $4,861 and $3,641, respectively, pursuant to Kent's Tax-Deferred Savings and Retirement Plan and Trust, and company matching contributions of $63,672, $14,243, $2,402, $9,394 and $2,602,
    respectively, pursuant to Kent's Deferred Compensation Plan.
(2) Includes $80,656 attributable to travel on an aircraft in which Kent has an aggregate undivided ownership interest of 12.5%. The Board has adopted a policy that directs Mr. Abramson to use Kent's aircraft to the fullest extent practicable for his business and personal air travel.

                          Option Grants in Fiscal 1999

                                 % of Total                              Potential Realizable Value
                                  Options   Exercise  Market             at Assumed Annual Rates of
                                 Granted to  Price   Price on             Stock Price Appreciation
                         Options Employees    (per   Date of                  for Option Terms
                         Granted in Fiscal   share)   Grant   Expiration ---------------------------
          Name             (#)      1999      ($)      ($)       Date        (5%)          (10%)
          ----           ------- ---------- -------- -------- ---------- ------------- -------------
Morrie K. Abramson......      0        0         0        0          --            0              0
Mark A. Zerbe........... 20,000      4.9%     8.94     8.94    09/01/08     $112,446       $284,961
Larry D. Olson.......... 50,000     12.3%     8.94     8.94    09/01/08     $281,116       $712,403
Stephen J. Chapko....... 30,000      7.4%     8.94     8.94    09/01/08     $168,670       $427,442
Richard J. Hightower.... 20,000      4.9%     8.94     8.94    09/01/08     $112,446       $284,961

    Aggregated Option Exercises in Fiscal 1999 and 1999 FY-End Option Values

                                                      Number of
                                                Securities Underlying       Value of Unexercised
                          Shares                 Unexercised Options        In-the-Money Options
                         Acquired              At 1999 Fiscal Year End     At 1999 Fiscal Year End
                            on      Value    --------------------------- ---------------------------
          Name           Exercise  Realized  (Exercisable/Unexercisable) (Exercisable/Unexercisable)
          ----           -------- ---------- --------------------------- ---------------------------
Morrie K. Abramson...... 570,000  $5,808,300       200,000/300,000               N/A/N/A
Mark A. Zerbe........... 105,000  $  601,438        20,833/ 94,167              N/A/$188,481
Larry D. Olson..........  35,000  $  299,600        20,833/124,167              N/A/$229,581
Stephen J. Chapko.......       0           0        17,083/ 70,417              N/A/$ 98,906
Richard J. Hightower....       0           0        12,833/ 29,667               N/A/N/A

                              PERFORMANCE GRAPHS

  The following graphs compare the performance of Kent's common stock to a Peer Group Index (as defined below) and the New York Stock Exchange Market Index (the "NYSE Market Index") for Kent's last five fiscal years and last ten fiscal years, respectively. The Peer Group Index is made up of the companies whose common stock has traded publicly for the last ten years and whose primary four-digit SIC Code is the same as Kent's.

                       FIVE YEAR CUMULATIVE TOTAL RETURN



                   [FIVE YEAR CUMULATIVE GRAPH APPEARS HERE]

                                                      FISCAL YEAR
                                        1994   1995   1996   1997   1998   1999
                                       ------ ------ ------ ------ ------ ------
Kent Electronics Corporation.......... 100.00 165.34 396.53 266.22 242.40 115.60
Peer Group Index(1)................... 100.00 111.25 142.17 154.05 171.06  89.04
NYSE Market Index..................... 100.00 110.92 144.87 169.16 246.35 263.58

  Assumes $100 invested on April 2, 1994 in Kent common stock or Index and that dividends are reinvested.

                       TEN YEAR CUMULATIVE TOTAL RETURN





                   [TEN YEAR CUMULATIVE GRAPH APPEARS HERE]

                                                            FISCAL YEAR
                          1989   1990   1991   1992   1993   1994   1995    1996     1997     1998    1999
                          ----  ------ ------ ------ ------ ------ ------ -------- -------- -------- ------
Kent Electronics
 Corporation............ 100.00 140.43 304.26 340.43 457.45 455.33 752.82 1,805.49 1,212.17 1,103.71 526.34
Peer Group Index(1)..... 100.00 132.58 138.01 183.84 230.26 230.80 256.76   328.13   355.55   394.80 205.50
NYSE Market Index....... 100.00 116.25 131.61 144.80 166.18 173.01 191.91   250.64   292.67   426.22 456.03

  Assumes $100 invested on April 1, 1989 in Kent common stock or Index and that dividends are reinvested.
--------
(1) Includes the following companies:
  All American Semiconductor, Arrow Electronics, Avnet, Bell Industries, Bell Microproducts, Brightpoint, Cellstar, Dunn Computer, Electrocon International, Farmstead Telephone Group, Gentner Communications, Highwaymaster Communications, Intellicell, Internet Communications, Jaco Electronics, Kent Electronics, Marshall Industries, Norstan, Nu-Horizons Electronics, Pioneer-Standard Electronics, Premier Farnell, Rada Electronics Industries, Reptron Electronics, Richardson Electronics, Savoir Technology Group, Taitron Components, Tessco Technologies, Video Display, View Tech and World Access.

Executive Agreements

 Abramson Agreements

  The Employment Agreement between Mr. Abramson and Kent expires on March 31, 2001 and provides for a minimum annual base salary and bonus of at least $950,000. Upon the termination of Mr. Abramson's employment for any reason (other than for "just cause" or without "good reason" prior to a "change in control" as such terms are defined in the Employment Agreement), he or his spouse, or the estate of either, will receive an annual retirement benefit of $750,000 for the greater of (1) 15 years, (2) Mr. Abramson's life or (3) the life of his spouse. If Mr. Abramson dies or becomes disabled prior to March 31, 2001, the annual retirement benefit will be $950,000 until March 31, 2001, and $750,000 per year thereafter. No retirement benefits would be paid, however, if prior to a change in control, Kent terminates Mr. Abramson for just cause or he resigns without good reason. The retirement benefits payable under the Employment Agreement will be adjusted annually to reflect increases in the cost of living as measured by the Consumer Price Index. Mr. Abramson has the right to require Kent to secure its obligations to pay the retirement benefits payable under the Employment Agreement by contributing cash to a trust for the benefit of Mr. Abramson in an amount sufficient to satisfy its obligations to Mr. Abramson. To date, Mr. Abramson has not required Kent to secure its obligations to pay the retirement benefits, but he reserves the right to do so in the future. If prior to a change in control Kent discharges Mr. Abramson without just cause or he resigns for good reason, Mr. Abramson is entitled to receive a cash lump sum payment equal to all compensation due to him for the remainder of the term of the Employment Agreement. If Mr. Abramson's employment is terminated for any reason after a change in control, Mr. Abramson is entitled to receive a cash lump sum payment equal to five times his highest annual compensation in any year during the term of the Employment Agreement. Upon a change in control, Kent is required to contribute cash to a trust for the benefit of Mr. Abramson in an amount sufficient to satisfy its obligations to Mr. Abramson if his employment is terminated after the change in control.

  In January 1993, Kent entered into an Executive Health Care Benefits and Consulting Agreement with Mr. Abramson. This agreement provides that Mr. Abramson may provide consulting services to Kent after retirement and that he will be covered under Kent's health care plan. Mr. Abramson will pay all required premiums and other costs for Medicare coverage. Kent will provide medical, dental and prescription drug benefits for Mr. Abramson and his spouse for those items and expenses which are eligible to be covered under the health care plan, to the extent not covered by Medicare.

  In March 1993, Kent entered into an agreement with Mr. Abramson pursuant to which Kent, upon a change in control of Kent, will make a cash payment to him sufficient to pay all excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. Such payment will place him in the same after-tax position as if there had been no such taxes.

 Hunt Agreements

  Kent entered into an Employment Agreement with Mr. Hunt (the "Hunt Employment Agreement"), effective upon the acquisition by Kent of Futronix Corporation and Wire & Cable Specialties Corporation, which together formed Kent's Futronix Systems division ("Futronix"). The Hunt Employment Agreement expires April 1, 2000 (the "Employment Term") and provides that Mr. Hunt will receive a minimum annual salary of $150,000. Mr. Hunt also is entitled to fringe benefits comparable to those provided to other officers of Kent and its subsidiaries in comparable executive positions. In addition, Mr. Hunt is entitled to receive a bonus, to be determined by the Board of Directors, on the same basis as other officers of Kent and its subsidiaries in comparable executive positions.

  If Mr. Hunt resigns or the Hunt Employment Agreement is terminated for "cause," Mr. Hunt will receive any unpaid salary and fringe benefits that have accrued through the date of termination. If Mr. Hunt becomes totally disabled, Kent may terminate the Hunt Employment Agreement, and upon such termination, Mr. Hunt would be entitled to (1) any unpaid salary and fringe benefits that have accrued through the date of termination; (2) any benefits that he may be entitled to receive under any then existing disability benefit plans of Kent (including plans included in the fringe benefits), and (3) in the fiscal year immediately following the fiscal year of termination, a bonus prorated for the period for which Mr. Hunt was actually employed (a "Proportionate Bonus"). Upon Mr. Hunt's death, Kent must pay to Mr. Hunt's estate any unpaid salary and fringe benefits that have accrued through the date of death and a Proportionate Bonus. If the Hunt Employment Agreement is terminated without cause, Mr. Hunt would be entitled to an amount equal to (1) the salary for the remainder of the Employment Term plus (2) an amount equal to (a) the bonus paid to Mr. Hunt for the fiscal year immediately preceding the fiscal year of termination divided by 12, multiplied by (b) the number of months from the end of the last fiscal year for which a bonus was paid through the end of the Employment Term. If, however, the aggregate amount payable to Mr. Hunt upon termination without cause is not at least equal to one year's salary, then Kent may either increase the amount to be paid to Mr. Hunt to one year's salary or release Mr. Hunt from the covenants not to compete to which he is subject. Kent shall also continue to provide Mr. Hunt with the health benefits in effect at the time of termination, for 18 months or until Mr. Hunt obtains health benefits from another source.

  The distribution center of Futronix in Houston, Texas is leased from a trust of which Mr. Hunt is the trustee. Effective April 1, 1999, the base annual rent of Kent for the property is $420,000, and prior to April 1, 1999, the base annual rent for the property was $300,000. In addition to the base amount of rent, Kent is responsible for all expenses related to the operation of the property, including maintenance, utilities, taxes and insurance. The term of the lease expires on December 31, 2003, and Kent has an option to renew the lease for an additional five-year term. Kent believes that the terms of the lease, including the annual rent, are on terms no less favorable than those that could be obtained from an unrelated third party.

 Severance Agreements

  In November 1998, Kent entered into severance agreements with Messrs. Billone, Chapko, Hightower, Hunt, Olson and Zerbe (each, an "Officer"). In general, these agreements provide that if, after a change in control, the Officer's employment is terminated for any reason, the Officer shall be entitled to a cash lump sum payment equal to the highest amount of his annual cash compensation (two times that amount, in Mr. Olson's case) during the five years preceding or the year of the change in control. In addition, all of the stock options granted to the Officer shall immediately vest on the date of termination following a change in control. Kent will also will make a cash payment to the Officer sufficient to pay all excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. Such payment will place the Officer in the same after-tax position as if there had been no such taxes.

Certain Transactions

  Mr. Zimmerman, a director of Kent, is a shareholder, officer and director of the law firm of Zimmerman, Axelrad, Meyer, Stern & Wise, P.C., a firm retained by Kent.

  During fiscal 1997 and 1998, Kent made loans to certain current and former executive officers and directors of Kent to finance their purchase of Kent common stock. Such persons with loans from Kent of $60,000 or more, and their respective loan balances and weighted-average interest rates, are set forth in the table below. The loan balances in the table below include outstanding principal and accrued interest.

                                           Largest Loan
                                            Balance in  Loan Balance at Interest
                    Name                   Fiscal 1999   April 3, 1999    Rate
                    ----                   ------------ --------------- --------
   Morrie K. Abramson.....................   $495,491      $495,491       6.36%
   Frank M. Billone.......................   $179,238      $179,238       6.47%
   Stephen J. Chapko......................   $107,905      $107,905       6.02%
   William H. Fountain....................   $248,943      $248,943       6.74%
   Richard J. Hightower...................   $226,137      $226,137       6.02%
   Pamela P. Huffman......................   $126,298            --       5.89%
   David D. Johnson.......................   $511,505      $511,505       6.35%
   Max S. Levit...........................   $194,230      $194,230       6.27%
   Larry D. Olson.........................   $341,239      $341,239       6.26%
   David Siegel...........................   $121,477      $121,477       6.33%
   Richard C. Webb........................   $473,830      $473,830       6.43%
   Mark A. Zerbe..........................   $288,389      $288,389       6.18%

             PROPOSAL 2--RATIFICATION AND APPOINTMENT OF AUDITORS

  The Board of Directors has appointed Grant Thornton LLP as Kent's independent auditors for the fiscal year ending April 1, 2000, and Kent is asking shareholders to ratify this appointment. Representatives of Grant Thornton will be at the Annual Meeting to respond to appropriate questions.

  KENT'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

                                 OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

  Based upon a review of our records, all reports required to be filed pursuant to Section 16(a) of the Exchange Act were filed on a timely basis.

Shareholder Proposals for the 2000 Annual Meeting

  If you want to submit a proposal for possible inclusion in Kent's 2000 Proxy Statement, we must receive it on or before January 27, 2000.

Proposals and Nominations for the 2000 Annual Meeting

  Under Kent's bylaws, a shareholder that desires to nominate a person to be elected as a director of Kent or to bring any other matter before the annual meeting must give adequate notice to Kent's Secretary. To be adequate, that notice must contain information specified in our bylaws and be received by us not less than 90 days nor more than 120 days prior to the date that is the one year anniversary of the previous year's annual meeting. If, however, the date of the annual meeting has changed by more than 30 days from the anniversary date, notice of a nomination or other matter to be brought before the annual meeting must be received by the 10th day following the earlier of (1) the date on which notice of the annual meeting was mailed or (2) the date on which public disclosure of the date of the annual meeting was made. Under this criteria, shareholders must provide us with notice of a nomination or other matter to be brought before the 2000 annual meeting between March 2, 2000 and April 1, 2000.

Solicitation of Proxies

  Kent is soliciting this proxy on behalf of its Board of Directors. This solicitation is being made by mail but also may be made in person or by special letter, telephone, or fax. We have hired Morrow & Co. at an estimated cost of $3,500, plus out-of-pocket expenses, to assist in the solicitation.

Revocability of Proxy

  You may revoke the enclosed proxy by filing a written notice of revocation with the Secretary of Kent or by providing a later executed proxy.

  KENT WILL FURNISH WITHOUT CHARGE ADDITIONAL COPIES OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 3, 1999 TO INTERESTED SECURITY HOLDERS ON REQUEST. KENT WILL FURNISH TO ANY SUCH PERSON ANY EXHIBITS DESCRIBED IN THE LIST ACCOMPANYING SUCH REPORT UPON PAYMENT OF REASONABLE FEES RELATING TO KENT'S FURNISHING SUCH EXHIBITS. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE SECRETARY AT KENT'S ADDRESS PREVIOUSLY SET FORTH.

                              [MAP APPEARS HERE]





                         Kent Electronics Corporation
                      1999 Annual Meeting of Shareholders
                    July 1, 1999, 10:00 a.m., Central Time

            Meeting to be held at the Company's offices located at 1111 Gillingham Lane, Sugar Land, TX 77478 (281) 243-4000


[LOGO APPEARS HERE]

PROXY                                                                      PROXY
                         KENT ELECTRONICS CORPORATION
                             1111 GILLINGHAM LANE
                            SUGAR LAND, TEXAS 77478

                  ANNUAL MEETING OF SHAREHOLDERS JULY 1, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned shareholder(s) of Kent Electronics Corporation ("Kent") hereby appoints MORRIE K. ABRAMSON and STEPHEN J. CHAPKO, and each of them, attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote in respect of the undersigned's shares of Kent Common Stock at Kent's Annual Meeting of Shareholders to be held on July 1, 1999, at 10:00 a.m., Central time, at Kent's offices located at 1111 Gillingham Lane, Sugar Land, Texas 77478 and at any adjournment(s) thereof, the number of shares the undersigned would be entitled to cast if personally present.


--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE


KENT'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES SET FORTH BELOW AND "FOR" PROPOSAL                 Please mark
2 BELOW.                                                                                                         your votes as  [X]
                                                                                                                 indicated in
                                                                                                                 this example

PROPOSAL 1: To elect directors:

  FOR all nominees          WITHHOLD             Nominees: Morrie K. Abramson and Alvin L. Zimmerman
listed to the right         AUTHORITY
 (except as marked   to vote for all nominees    Instruction:  To withhold authority to vote for any individual nominee, write such
  to the contrary)    listed to the right                      name or names in the space provided below.
        [_]                    [_]

                                                               ____________________________________________________________________

PROPOSAL 2: To ratify the appointment of Grant Thornton LLP    3: In their discretion, on such other matters as may properly come
            as Kent's independent public accountants for the      before the 1999 Annual Meeting of Shareholders or any
            fiscal year ending April 1, 2000.                     adjournment(s) thereof; all as more particularly described in the
                                                                  Proxy Statement, receipt of which is hereby acknowledged.
               FOR            AGAINST           ABSTAIN                    FOR            AGAINST           ABSTAIN
               [_]              [_]               [_]                      [_]              [_]               [_]

                                                                           This proxy, when properly executed, will be voted in the
                                                                           manner directed herein by the undersigned shareholder(s).
                                                              __________   IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR"
                                                                       |   THE DIRECTOR NOMINEES SET FORTH ABOVE AND PROPOSAL 2.
                                                                           All prior proxies are hereby revoked.
                                                                           _________________________________________________________
                                                                           |  PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE  |
                                                                           |        PROXY CARD USING THE ENCLOSED ENVELOPE.        |
                                                                           _________________________________________________________



SIGNATURE _____________________________________________ SIGNATURE _________________________________________ DATE __________________
NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, etc., please give full title as such.
------------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE
